Exhibit 99.1

LIQUIDMETAL TECHNOLOGIES AND VISSER PRECISION CAST SIGN

AMENDED SUBLICENSE AGREEMENT

Agreement Paves the Way for More Rapid Adoption of

Amorphous Metal Manufacturing

RANCHO SANTA MARGARITA, Calif. – (BUSINESS WIRE) – May 20, 2014 -- Liquidmetal Technologies, Inc. (OTCQB:LQMT) today announced that it has signed an amended sublicense agreement with Visser Precision Cast LLC (VPC) that Liquidmetal believes will accelerate the adoption of amorphous metal technology to the benefit of both companies. Under the new agreement, Liquidmetal is freed from its commitment to use VPC as its exclusive contract manufacturer, and VPC is freed from its commitment to use Liquidmetal as its exclusive sales and R&D channel. In addition, the companies have agreed to dismiss their private arbitration and have settled and released all claims and disputes between them.

“We are pleased to have reached this agreement with VPC, as we believe it is in the best interests of both companies,” said Tom Steipp, President and CEO of Liquidmetal. “Under the new agreement, Liquidmetal is able to enter into contracts with other manufacturers to serve a broad array of specialized industries and geographies. We expect a network of manufacturers to leverage their customer relationships to readily identify promising applications, and to leverage their quality certifications and qualified supplier status to rapidly qualify parts for production. We believe that the ultimate beneficiaries will be our customers, who we expect will see, given multiple sources of supply, a more dynamic market for amorphous metal products with faster deployment of commercial technology and broader product offerings in all our target markets. We expect this arrangement to enable overall market growth to occur at a much more rapid rate.”

Ryan Coniam, President of VPC said, “The agreement between Liquidmetal and VPC is a big step forward for both companies. The new agreement provides both companies with the flexibility to pursue independent sales and manufacturing strategies needed to rapidly grow the market for amorphous metal products. VPC has made substantial investments in its amorphous metal casting technology and we have proven the promise of this technology for several high-value applications. As an example, VPC manufactured missile canards for Lockheed Martin’s EAPS missile program, demonstrating the exacting tolerances that can be met with injection molded amorphous metal. VPC is also providing commercial-scale manufacturing for one of Liquidmetal’s licensees, demonstrating our capability to manufacture amorphous metal parts in large volumes.”

Bruce Bromage, Liquidmetal’s Executive Vice President of Operations, said, “VPC undertook the challenge of mastering mold design, casting and post-processing operations for a relatively new and advanced technology. We appreciate the investments VPC has made to commercialize this technology and to develop manufacturing solutions for novel applications, going the distance to satisfy the needs of our customers.”

Under the terms of the amended sublicense agreement, VPC will have rights to manufacture, market, and sell amorphous metal products directly to customers, and it will retain a license to the full portfolio of technology developed by Liquidmetal that exists as of the date of the agreement. Liquidmetal will have rights to contract with manufacturers of its choosing, and it will retain exclusive rights to any technology that Liquidmetal develops after the date of the agreement. The companies will work together to complete certain projects that VPC currently is manufacturing for Liquidmetal customers, and the companies may choose to work together in the future on a project-by-project basis.

Details of the agreement will be released by Liquidmetal in a forthcoming Form 8-K.

About Liquidmetal Technologies

Rancho Santa Margarita, California-based Liquidmetal Technologies, Inc. is the leading developer of bulk alloys and composites that utilize the performance advantages offered by amorphous alloy technology. Amorphous alloys are unique materials that are distinguished by their ability to retain a random structure when they solidify, in contrast to the crystalline atomic structure that forms in ordinary metals and alloys. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. For more information, go to www.liquidmetal.com.

About Visser Precision Cast

Denver-based Visser Precision Cast, LLC provides advanced metals manufacturing solutions to its customers through amorphous casting, precision machining, and additive manufacturing (direct metal laser sintering). VPC, an ISO 13485 certified manufacturer, has experience producing metal prototypes and parts for many industries, including the aerospace and defense, automotive, medical device, consumer products, and luxury goods industries. For more information, go to www.visserprecisioncast.com.

Forward-Looking Statements

This press release contains "forward-looking statements," including but not limited to statements regarding the advantages of Liquidmetal's amorphous alloy technology, scheduled manufacturing of customer parts and other statements associated with Liquidmetal's technology and operations. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Liquidmetal's expectations and projections. Risks and uncertainties include, among other things; customer adoption of Liquidmetal's technologies and successful integration of those technologies into customer products; potential difficulties or delays in manufacturing products incorporating Liquidmetal's technologies; Liquidmetal's ability to fund its current and anticipated operations; the ability of third party suppliers and manufacturers to meet customer product requirements; general industry conditions; general economic conditions; and governmental laws and regulations affecting Liquidmetal's operations. Additional information concerning these and other risk factors can be found in Liquidmetal's public periodic filings with the U.S. Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in Liquidmetal's 2013 Annual Report on Form 10-K.